        As filed with the Securities and Exchange Commission on May 31, 2006

Registration No. ______________

_____________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM S-8
REGISTRATION STATEMENT
AND POST EFFECTIVE AMENDMENT NO. 1
TO
REGISTRATION STATEMENT NO. 333-105622
Under
THE SECURITIES ACT OF 1933
____________________
HUMANA INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-0647538 (I.R.S. Employer Identification No.)

500 West Main Street
Louisville, Kentucky 40202
(Address of principal executive offices)
_____________________

HUMANA INC. AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN
(Full title of the plan)
____________________

Arthur P. Hipwell
Senior Vice President and General Counsel
Humana Inc.
500 West Main Street
Louisville, Kentucky 40202
(502) 580-1000
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, par value $0.16-2/3 per share	11,000,000	$49.98	$549,780,000	$58,826.46

(1)      Plus an indeterminable number of additional shares as may become issuable as a result of any antidilution provisions of the Plan. The shares represent the number of shares of the Registrant's Common Stock which may be awarded as Restricted Stock.

(2)      Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(h) under the Securities Act of 1933 and based on the average of the high and low prices of the Common Stock as reported in the New York Stock Exchange Composite Tape on May 26, 2006.

PART I

Item 1.    Plan Information.

Item 2.    Registrant Information and Employee Plan Annual Information.

               Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (hereinafter, the "Securities Act"), and the "Note" to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference.

               The following documents filed by Humana Inc. (the "Company" or the "Registrant") with the Commission (File No. 1-5975) are incorporated herein by reference and made a part hereof:

(a)     The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)     The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(c)     The Registrant's Current Reports on Form 8-K dated February 6, 2006; March 1, 2006; April 5, 2006; May 24, 2006; May 26, 2006 and May 31, 2006;

(d)     The Registrant's Current Report on Form 8-K dated May 1, 2006, but only to the extent that the information contained in that Current Report is deemed to be filed; and

(e)     The description of the Registrant's Common Stock, par value $0.16-2/3 per share (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A, as such description may be amended or updated.

               All documents filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

               The Company's authorized capital stock consists of (i) 300,000,000 shares of Common Stock, of which 164,741,492 shares were issued and outstanding as of May 1, 2006; excluding 15,848,413 treasury shares; and (ii) 10,000,000 shares of Preferred Stock, par value $1.00 per share, of which none were issued or outstanding as of May 1, 2006.

Item 5.      Interest of Named Experts and Counsel.

               The validity of the issuance of the shares of Common Stock being offered by the Registration Statement will be passed upon for the Registrant by Kathleen Pellegrino, Vice President and Deputy General Counsel of the Registrant. As of May 1, 2006, Ms. Pellegrino owned 10,852 shares of Common Stock, has the equivalent of 611 shares of Common Stock in the Humana Retirement and Savings Plan, and also has stock options to purchase 96,820 shares of Common Stock of the Registrant.

Item 6.    Indemnification of Directors and Officers.

               Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe the conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware, or the court in which such action or suit is brought, determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court deems proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Corporations, under certain circumstances, may pay expenses incurred by an officer or director in advance of the final disposition of an action for which indemnification may be permitted or required. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 further provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

               Article X of the Company's By-Laws essentially provides for indemnification of directors, officers, employees and agents of the Company to the fullest extent authorized under the DGCL.

               The Tenth Article of the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

               Effective March 31, 2006, the Company has in effect officers and directors liability insurance policies with various insurance companies (collectively, the "Policy"). The Policy provides indemnity to the directors and officers of the Company for loss arising from claims concerning a covered wrongful act where there is no corporate indemnification. The Policy will also reimburse the Company for indemnification it may be required by statute or the Company's By-laws to make to any of its directors and officers in connection with a claim by reason of a wrongful act.

               The Policy provides for the following types of coverage: i) claims against officers and directors that cannot be indemnified by law - this coverage has no deductible. ii) claims against officers, directors and the Company in connection with alleged securities violations - this coverage has a $5 million deductible; iii) claims against officers and directors that are indemnified by the Company - this coverage has a $5 million deductible; iv) claims against officers and directors serving on for-profit or non-profit boards of companies in which the Company has an interest - this coverage has no deductible.

               The Policy covers negligent acts, errors, omissions, or breach of duty by a director or officer. The principal exclusions from coverage include the following: (i) transactions where there was personal gain at the expense of the Company; (ii) remuneration without proper authorization; (iii) deliberate criminal activity or fraudulent acts; (iv) bodily injury; and (v) pollution violations. The Policy generally provides for a limit of liability of $100 million in the aggregate for coverage in excess of deductibles and participations.

               The Company has entered into Indemnity Agreements (the "Agreements") with its directors and officers ("Indemnitees"), whereby the Company will indemnify such parties and advance expenses to the fullest extent permitted by the DGCL.

               An Indemnitee will not be entitled to indemnification or advancement of expenses under the Agreements with respect to any proceeding or claim brought or made by the Indemnitee against the Company. If the Indemnitee is not entitled to indemnification of all expenses, he or she may still be indemnified for a portion of the expenses. The determination of entitlement to indemnification under the Agreements will be made by a majority of a quorum of disinterested directors, independent counsel or by the stockholders of the Company. In the event of a change in control of the Company (as defined in the Agreements), the determination of entitlement will be made, if the Indemnitee so elects, by an independent counsel selected by the Indemnitee, and the Company will have the burden of proof to overcome a presumption that the Indemnitee is entitled to indemnification.

               The Agreements further provide that to the extent the Company maintains a liability insurance policy for directors, officers, employees, agents or fiduciaries, the Indemnitee will be covered by such policy in accordance with its terms to the maximum extent of the coverage available for any such officer, director, employee, agent or fiduciary under the policy. The Agreements will terminate upon the later of: (a) 10 years after the date the Indemnitee ceases to serve; or (b) the final termination of all pending proceedings covered thereunder.

Item 7.     Exemption From Registration Claimed.

               Not Applicable.

Item 8.     Exhibits.

               The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.     Undertakings.

               (a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

               Pursuant to the requirements of the Securities Act of 1933 ("Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 31st day of May, 2006.

HUMANA INC.
Amended and Restated Stock 2003
Stock Incentive Plan

By: /s/  Arthur P. Hipwell
     Arthur P. Hipwell
     Senior Vice President and General Counsel

POWER OF ATTORNEY

               Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated.

               Each person whose signature appears below constitutes and appoints Michael B. McCallister and Arthur P. Hipwell, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution to execute in his or her name and on his or her behalf, and to file any amendments (including, without limitation, post-effective amendments) to this Registration Statement necessary or advisable in the opinion of any of them to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the Commission thereunder, in connection with the registration of the additional securities which are under the subject of this Registration Statement.

BY:                                          /s/ David A. Jones, Jr.
                                                 David A. Jones, Jr.
                                                 Chairman of the Board
DATE:                                         May 31, 2006

BY:                                          /s/ Michael B. McCallister
                                                 Michael B. McCallister
                                                 President, Chief Executive Officer and Director
DATE:                                         May 31, 2006

BY:                                          /s/ James H. Bloem
                                                 James H. Bloem
                                                 Senior Vice President, Chief Financial Officer & Treasurer
DATE:                                         May 31, 2006

BY:                                          /s/ Steven E. McCulley
                                                 Steven E. McCulley
                                                 Vice President & Controller
                                                 (Principal Accounting Officer)
DATE:                                         May 31, 2006

BY:                                          /s/  Frank A. D'Amelio
                                                 Frank A. D'Amelio
                                                 Director
DATE:                                         May 31, 2006

BY:                                          /s/  W. Roy Dunbar
                                                 W. Roy Dunbar
                                                 Director
DATE:                                         May 31, 2006

BY:                                          /s/  Kurt J. Hilzinger
                                                 Kurt J. Hilzinger
                                                 Director
DATE:                                         May 31, 2006

BY:                                          /s/  James J. O'Brien
                                                 James J. O'Brien
                                                 Director
DATE:                                         May 31, 2006

BY:                                          /s/ W. Ann Reynolds, Ph.D.
                                                 W. Ann Reynolds, Ph.D.
                                                 Director
DATE:                                         May 31, 2006

BY:                                          /s/  James J. O'Brien
                                                 James J. O'Brien
                                                 Director
DATE:                                         May 31, 2006

Exhibit Index.

4.1       Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 9, 1989, as restated to incorporate the amendment of January 9, 1992, and the correction of March 23, 1992. Exhibit 4(i) to the Company's Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-8 (Reg. No. 33-49305) filed February 2, 1994 is incorporated by reference herein.

4.2      By-Laws as amended. Exhibit 3(b) to the Company's Annual Report for the year ended December 31, 1997, is incorporated by reference herein.

4.3      Indenture dated as of August 2001 covering the Company's 7 1/4% Senior Notes due 2006. Exhibit 4.1 to Registration Statement No. 333-63384 is incorporated by reference herein.

4.4      Indenture dated August 5, 2003 covering the Company's Senior Debt Securities. Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference herein.

4.5       First Supplemental Indenture dated August 5, 2003 covering the Company's 6.30% Senior Notes due 2018. Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference herein.

4.6       Indenture dated as of March 30, 2006 between the Company and The Bank of New York Trust Company, N.A., as trustee relating to the subordinated debt securities. Exhibit 4.2 to the Company's Registration Statement No. 333-132878 on Form S-3 filed on March 31, 2006, is incorporated by reference herein.

4.7       Second Supplemental Indenture, dated May 31, 2006, between the Company and The Bank of New York Trust Company, N.A., as trustee. Exhibit 4.1 to the Company's Current Report on Form 8-K filed May 31, 2006 is incorporated by reference herein.

5          Opinion of counsel as to the validity of the securities registered herein, filed herewith.

23.1      Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant, filed herewith.

23.2      Consent of counsel, included in 5 above.

24         Powers of Attorney (included on the signature page of this Registration Statement).

99         Humana Inc. Amended and Restated 2003 Stock Incentive Plan. Appendix A to the Company's Proxy Statement filed on March 17, 2006, is incorporated by reference herein.